Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2004 Management Stock Plan and 2005 Management Omnibus Incentive Plan of TAL International Group, Inc. of our reports dated March 7, 2008, with respect to the consolidated financial statements and schedule of TAL International Group, Inc., and the effectiveness of internal control over financial reporting of TAL International Group, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Ernst &Young LLP New York, New York March 7, 2008